Exhibit 5.1

[Baker & McKenzie LLP letterhead]

July 9, 2014

Sotherly Hotels Inc.

410 W. Francis Street

Williamsburg, VA 23185

RE:	Offering of Common Stock

Ladies and Gentlemen:

We have acted as counsel for Sotherly Hotels Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of shares of the Company’s common stock, par value $0.01 per share, having an aggregate offering price of up to $23,400,000 (the “Shares”), pursuant to the Registration Statement on Form S-3 (Registration Number 333-196754) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on June 13, 2014 (the “Registration Statement”) and the prospectus contained therein dated June 13, 2014 (the “Base Prospectus”) and the prospectus supplement, dated July 9, 2014 (the “Prospectus Supplement”).

The Shares are to be issued and sold by the Company pursuant to a Sales Agency Agreement, dated as of July 9, 2014 (the “Sales Agency Agreement”), between the Company, Sotherly Hotels LP, a Delaware limited partnership and the Company’s operating partnership, and Sandler O’Neill & Partners, L.P., as sales agent. Unless otherwise defined herein, each capitalized term used herein that is defined in the Sales Agency Agreement has the meaning given such term in the Sales Agency Agreement.

In reaching the opinions set forth herein, we have reviewed copies of the Sales Agency Agreement, the Registration Statement, including the exhibits thereto, the Base Prospectus and the Prospectus Supplement, and we have examined the originals, or photostatic or certified copies, of the minutes of the meetings and written resolutions of the Board of Directors (the “Board”) of the Company as provided to us by the Company, of the Articles of Amendment and Restatement (the “Charter”) and by-laws of the Company, each as restated and/or amended to date, and of such other agreements, certificates of public officials and officers of the Company, records, documents and matters of law that we have deemed relevant and necessary as the basis of the opinions set forth below. In such review, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

We have assumed that the Shares will not be issued in violation of any restriction or limitation contained in Article VII of the Charter.

Further, we have assumed (i) that no more than 5,571,428 shares of common stock will be sold, based on a sale price of $4.20 per share, representing the lowest reported closing price of the Company’s common stock on the NASDAQ Global Market within one year of the date of this opinion letter and (ii) that no Shares will be sold that would cause the Company to not satisfy the eligibility requirements for use of Form S-3 (including Instruction I.B.6. thereof).

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized, and when issued and paid for in accordance with the terms of the Sales Agency Agreement, will be validly issued, fully paid and nonassessable.

The opinions expressed above are limited to the laws of the State of Maryland (including all applicable provisions of the Maryland constitution and reported judicial decisions interpreting these laws), and the federal laws of the United States of America as in effect on the date hereof. We undertake no obligation to advise you as a result of developments occurring after the date hereof as a result of facts or circumstances brought to our attention after the date hereof.

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Current Report on Form 8-K dated July 9, 2014, which is incorporated by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ Baker & McKenzie LLP

BAKER & MCKENZIE LLP